Exhibit 5.1

June 22, 2011

AuRico Gold Inc.
320 Bay Street
Suite 1520
Toronto, Ontario
M5H 4A6

Dear Sirs and Mesdames:

Re:	AuRico Gold Inc., formerly Gammon Gold Inc. (the “Company”) – Form S- 8 Registration Statement

We have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, in connection with the registration with the Commission of the Company’s common shares (the “Shares”) issuable pursuant to the exercise of stock options or other securities-based incentives granted under the Stock Option Plan and Employee Share Purchase Plan (each as defined below).

This opinion is being delivered in connection with the Registration Statement to which this opinion appears as an exhibit.

The opinion set out below is limited to the laws currently in force in the Province of Ontario and the federal laws of Canada applicable therein.

Examinations

We have examined and are relying on the following documents and records for the purposes of the opinions hereinafter expressed:

(a)	a copy of the Registration Statement;

(b)	a copy of the Company’s stock option plan as amended and restated on December 10, 2010 (the “Stock Option Plan”);

(c)	a copy of the Company’s employee share purchase plan effective July 1, 2009 (the “Employee Share Purchase Plan”); and

(d)

a certificate dated the date hereof of an officer of the Company (the “Officer’s Certificate”), including a certified copy of the resolutions passed by the board of directors of the Company on December 10, 2010 and April 14, 2009 approving the Stock Option Plan and Employee Share Purchase Plan.

We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

Reliance and Assumptions

For the purposes of the opinions expressed below, we have assumed:

(a)	the genuineness of all signatures on each document that we have examined;

(b)

the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete originals of all documents submitted to us as copies, whether photostatic, telecopied or otherwise; and

(c)	the legal power, capacity and authority of all natural persons signing in their individual capacities.

Opinion

Based and relying upon the foregoing, and subject to the assumptions and limitations stated herein, we are of the opinion that when the Shares are issued or delivered in accordance with the respective terms of the Stock Option Plan and the Employee Share Purchase Plan, such Shares will be validly issued, fully paid and non-assessable common shares of the Company.

Limitation

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Yours very truly,

FASKEN MARTINEAU DUMOULIN LLP

“Fasken Martineau DuMoulin LLP”